Exhibit 99.1
Charles M. Sioberg, Chairman of the Board
Annual Meeting of Shareholders Remarks
For Delivery on April 24, 2007
     GOOD MORNING! A year ago at the Annual Meeting of our company we celebrated the bank’s 100th Anniversary. That’s a long and productive history of creating value for shareholders. During those years, we’ve seen many changes and trends. Trends in the relationship of our business to the world economy as a whole and changes initiated by our management to adapt, respond, grow, and thrive in the environment of those sometimes converging trends.
     So what’s on the horizon for our company as it enters its second century? In order to look into the future, we need to take a look at some of the key issues in the banking industry. Issues that we, as bankers, will have to effectively deal with if we are to continue to effectively respond to the environment in which we conduct business.
     A quick review of Banking 101 tells us that:
     Banks make money for their shareholders in two basic areas ... net interest income and non-interest income. Non-interest income comes from loan fees, deposit service fees, income from investment and trust fees, and other miscellaneous income. But, the majority of our, and in fact all banks, income is generated by net interest income. Net interest income is a result of our “net interest margin”.
     The net interest margin is the difference in the interest rates that customers earn on the deposits they have at the bank ... and the interest rate at which they can borrow money from the bank. For many years, the net interest margin has been over 4%. But beginning in the late 1990’s, the net interest margin at many banks began to slip below 4%. Today, the average bank with less than $1 billion in assets has a net interest margin between 3.75 and 3.95%.
     Back in the 1990’s the average annual growth of net interest income was slightly over 10%. In the first three years of the 21st century, the average annual growth had slipped to just under 8%. And, during the last three years, the average has been an even lower 6%.
     Today’s precarious bank margin environment has been impacted substantially by the shape of the yield curve. Investors are not demanding any inflation risk premium in intermediate and long-term fixed income securities.
     From a bank’s perspective, the principal concern is the pressure on margins this trend creates. For bank’s, the implication is that they will need to substantially grow their balance sheets even more — to achieve any increase in the dollar level of net interest income.

     An additional factor causing margins to decline is the change in deposit mix. Balances in the low cost, non-maturity deposit accounts are declining as customers who parked money in these accounts when rates were low are now moving money to higher yielding CD’s and money management accounts. It has become painfully obvious that this is an established and continuing long-term trend. This slow-down in the growth of net-interest income is something that virtually all banks are struggling with.
     The prognosis by most financial experts is that rather than being able to reverse this trend, banks will be challenged to deal with an acceleration of this squeezing of the net interest margin.
     The ability to grow earnings and satisfy shareholder expectations is dependent on a bank’s ability to grow revenue, and control non-interest expenses.
     The good news to date is that F&M has been able to grow its balance sheet and maintain a constant margin resulting in an increase of net interest income. Your directors and management are committed to confronting the dilemma of improving earnings while the growth of net interest income continues to decline. Our most important strategy is the effort to increase the rate of growth of non-interest income. Our range of fee-based service offerings has been, and will continue to be, expanded.
     Of course, the F&M heritage remains firmly in place. We will continuously monitor the relationship of pricing options, with the need to offer appropriate service to our clients. The success of our company is truly to the credit of 100 years of business experience.
     Our bank is special because we are “relationship driven”. What sort of edge does this give us over our competition? Well, it means that we will pursue business relationships on both the loan and deposit sides. We believe this arena to be an opportunity to gain the business of owners and, in doing so, attract its employees to bank with us. The sum of these relationships will help us to produce more value than our competitors.
     Our bank is actively pursuing the busy local small business sector. This is a market that can provide lower cost funding, and it is a market that is nearly a perfect match with the F&M style of relationship banking.
     A few years ago, brick and mortar was said to be on its way out, swept aside in a tidal wave of ATMs and telephone bill paying and Internet banking ... It hasn’t worked out that way.
     Customers want a local touch, a place to go, a teller to hand back the receipt now and then. Of course, we must provide services and products that technology and the Internet have ushered in, but we have benefited from our local character and have prospered by growing our branch network.
     In that context ... during the fall of 2006, we opened a branch at Greencastle Marketplace. This new branch has been extremely well received by the Greencastle Community. Also, this spring a new branch was opened in the exciting new Carlisle Crossing Shopping Center adjacent to I-81.

     Although branching is an important part of our company’s growth, and we plan additional new branches in markets we perceive to offer significant opportunity, we will evaluate each such opportunity carefully, always seeking to achieve our financial goal through our existing facilities.
     On July 1, 2006 a unique opportunity presented itself, and Franklin Financial acquired Fulton Bancshares Corporation, a $123,000,000 institution located in McConnellsburg, Fulton County. The Fulton Bancshares acquisition significantly expands the bank’s footprint with six branch locations in St. Thomas, Warfordsburg, Hustontown, and Orbisionia, and two in McConnellsburg.
     Acquisitions can be time and treasure consuming enterprises. In more cases than one may think, the failure to achieve a high level of customer retention can significantly reduce the value of the transaction. In this case I am happy to report that the acquisition of Fulton Bancshares was seamless and smooth. The credit for this success story goes to our CEO, Bill Snell, for his experience and leadership. But, also to our strong management team who dedicated long hours and effort well beyond the normal call of duty in order to achieve the resounding success we have achieved.
     I have had the opportunity to visit with our new employees in each of the six Fulton locations. It is clear to me that these fine additions to our F&M family share our philosophy of local character and superior customer service.
     With the acquisition of Fulton Bancshares we have firmly established a significant presence in the projected growth areas of Fulton and Southern Huntingdon counties.
     So, back to the earlier question ... what does the future of Franklin Financial look like? Well ... we have significantly reduced the instances of inefficiency. We know where the value is located in our company. We are bringing in more relationships. We are pursuing all means of net-operating efficiency. We are targeting a moderate level of risk. And we are judiciously expanding our franchise.
     Our future success, as in the past, will be predicated on identifying unique business opportunities in our marketplace and applying the required financial, managerial and technological resources to capitalize on them.
     This tested approach to value creation we feel will surely result in a dynamic and prosperous future for our company, Franklin Financial.